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                  PRINCIPAL UNDERWRITING AGREEMENT
                      Separate Account Eleven

     This UNDERWRITING AGREEMENT made as of the first day of February 1988, by and between Walnut Street Securities, Inc. (hereinafter "the Underwriter") and General American Life Insurance Company (hereinafter "the Insurance Company"), on its own behalf and on behalf of General American Life Insurance Company Separate Account Eleven (hereinafter "the Account"), a separate account of the Insurance Company;

     WITNESSETH as follows:

     WHEREAS, the Account was established under authority of a resolution of the Insurance Company's Board of Directors on January 24, 1985, in order to set aside and invest assets attributable to certain flexible premium variable life contracts (hereinafter "Contracts") issued by the Insurance Company;

     WHEREAS, the Insurance Company has registered the Account as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act") and has registered the Contracts under the Securities Act of 1933;

     WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Insurance Company and the Account desire to have Contracts sold and distributed through the Underwriter and the Underwriter is willing to sell and distribute such Contracts under the terms stated herein;



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     NOW, THEREFORE, the parties hereto agree as follows:

1. The Insurance Company grants to the Underwriter the right to be, and the Underwriter agrees to serve as distributor and principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use its best efforts to solicit applications for the Contracts at its own expense, and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

2. All premiums for Contracts shall be remitted promptly to the Insurance Company in full together with appropriate application forms and any other required documentation. Checks or money orders in payment of premiums shall be drawn to the order of "General American Life Insurance Company".

3. The Underwriter agrees to offer the Contracts for sale in accordance with the prospectus for them then in effect. The Underwriter is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus filed with the SEC or in such sales literature as may be developed and authorized by the Insurance Company in conjunction with the Underwriter.

4. On behalf of the Account, the Insurance Company shall furnish the Underwriter with copies of all prospectuses, financial statements, and other documents which the Underwriter reasonably requests for use in connection with the distribution of the Contracts.

5. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act, and is a member in good standing of the NASD, and -- to the extent necessary to offer the Contracts -- shall be duly registered or otherwise qualified under the securities




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laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice, and applicable federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Underwriter agrees that it shall be fully responsible for:

     (a) ensuring that no person shall offer or sell the Contracts on its behalf until such person is duly registered as a representative of the Underwriter; duly licensed and appointed by the Insurance Company; and appropriately licensed, registered, or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which the Insurance Company is licensed to sell the Contracts and in which such persons shall offer or sell the Contracts; and

     (b) training, supervising, and controlling of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, the Underwriter shall:

          (1) conduct such training (including the preparation and utilization of training materials) as in the opinion of the Underwriter is necessary to accomplish the purposes of this Agreement;

          (2) establish and implement reasonable written procedures for supervision of sales practices of agents, representatives, or brokers selling the Contracts: and




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          (3)  take reasonable steps to ensure that its associated
     persons shall not make recommendations to an applicant to purchase and shall not sell a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

6. Notwithstanding anything in this Agreement to the contrary, the Underwriter is hereby authorized to enter into sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Rules of Fair Practice and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed or appointed by the Insurance Company for the sale of the Contracts under the insurance laws of the applicable states or jurisdictions in which such persons shall offer or sell the Contracts.

7. The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for persons associated with the Underwriter; or with other independent broker-dealers which have entered into agreements with the Underwriter for the sale of the Contracts and are designated to sell the Contracts provided that the Insurance Company reserves the right to refuse to appoint any proposed associated person as an agent or broker, and to terminate an agent or broker once appointed.

8. The Insurance Company and the Underwriter shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the Investment Company Act, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Account, and the Underwriter as to all transactions hereunder shall be maintained so as to




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disclose clearly and accurately the nature and details of the transactions. The Insurance Company shall maintain such books and records of the Underwriter pertaining to the sale of the Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by the Insurance Company and the Underwriter; provided that such books and records shall be the property of the Underwriter, and shall at all times be subject examination by the SEC and all other regulatory bodies having jurisdiction. The Insurance Company shall be responsible for sending all confirmations on customer regulations, as modified by an exemption or other relief obtained by the Insurance Company. The Underwriter shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meeting its reporting and recordkeeping obligations under the insurance laws of the State of Missouri and any other states or jurisdictions.

9. Ownership and control of records shall not be affected by this Agreement.

10. Each party to this Agreement has the right to inspect, audit, and copy all pertinent records of the other party pertaining to performance under this Agreement.

11. Each party to this Agreement will keep any information obtained in the course of its relationship to the other party in confidence and will not use such information for its own benefit or disclose it except as authorized by the other party or as required by regulatory authorities having jurisdiction.

12. The Insurance Company shall have the responsibility for paying (i) all commissions or other fees to associated persons of the Underwriter which are due for the sale of the Contracts and (ii) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements between the Underwriter and such broker-dealers. Notwithstanding the preceding sentence, no associated person or




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broker-dealer shall have an interest in any deductions or other fees payable to the Underwriter as set forth herein. The Underwriter will be reimbursed for expenses but will not be paid any commission for sales.

13. The Insurance Company shall reimburse the Underwriter for all costs and expenses incurred by the Underwriter In furnishing the services, materials, and supplies required by the terms of this Agreement.

14. The Insurance Company agrees to indemnify the Underwriter for any losses incurred as a result of any action taken or omitted by the Underwriter, or any of its officers, agents, or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

15. The Insurance Company undertakes to guarantee the performance of all of Underwriter's obligations imposed by Section 27(f) of the Investment Company Act, as amended, and Rule 27d-2 adopted by the SEC, to make refunds of the premiums or charges to owners of Contracts required by Section 27(f) or the conditions of any exemptions therefrom.

16. (a) This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party.

     (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.




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     (c)  This Agreement may be terminated at any time upon
          the mutual written consent of the parties thereto.

     (d) The Underwriter shall not assign or delegate its responsibilities under this Agreement without the written consent of the Insurance Company. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act.

     (e) This Agreement may be terminated by either party without penalty.

     (f) In the event either party to this Agreement ails to perform in a satisfactory manner the other party may cancel this Agreement.

     (g) Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligation to settle accounts hereunder, including payments (or premiums or contributions) subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

     (h) In the event this Agreement is ended for any reason each party agrees to return all records belonging to the other party promptly and free from all claims.

17. This Agreement shall be subject to the provisions of the Investment Company Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.




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18.  Each party to this Agreement expressly reserves unto itself the ultimate authority and responsibility for conduct of its business.

19. Each party to this Agreement shall furnish to regulatory authorities having jurisdiction such information as may be requested in order for such authorities to ascertain that Insurance Company's variable life insurance operations are being conducted in accordance with applicable laws and regulations.

20. Each party to this Agreement shall be liable for its own misconduct and negligence.

21. Neither party to this Agreement shall attempt to immunize itself from liability solely in reliance upon an opinion of that party's own counsel.

22. Neither party to this Agreement shall undertake any activity which might conflict with its faithful discharge of the duties outlined in this Agreement.

23. The statutes of limitations contained in the laws applicable to this Agreement shall govern.

24. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Missouri.




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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

                              WALNUT STREET SECURITIES, INC.


Attest:

/s/ Helen Couranz             by:  /s/ James A. Fulp
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        Secretary                         President

Attest:                       GENERAL AMERICAN LIFE INSURANCE COMPANY
/s/ Helen Couranz             by:  /s/ H Edwin Trusheim
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        Secretary                         President